UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐         Preliminary Proxy Statement

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☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material under §240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 10, 2023, Broadwind, Inc. issued the following press release:

Broadwind Files Definitive Proxy Statement and Sends Letter to Shareholders

CICERO, Ill., April 10, 2023 (GLOBE NEWSWIRE) -- Broadwind, Inc. (Nasdaq: BWEN, or the “Company”), a diversified precision manufacturer of specialized components and solutions serving global markets, filed its definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2023 annual meeting of stockholders (the “2023 Annual Meeting”), which is scheduled to be held on May 23, 2023 (the “2023 Annual Meeting”). The Company has also sent a letter to shareholders. The full text of the letter follows.

April 10, 2023

Dear Fellow Shareholder,

Thank you for your investment in Broadwind, Inc. (“Broadwind”). Over the past year, Broadwind took decisive steps to drive value creation for our shareholders. We strengthened our relationships with core wind turbine manufacturing customers and continued to expand into adjacent, high-margin non-wind industries where our innovative manufacturing and engineering capabilities, domestic production facilities, and customer-centric approach remain key areas of competitive differentiation.

As an experienced publicly-traded wind tower manufacturer in the United States, Broadwind is uniquely positioned to benefit from an ongoing, multi-year investment cycle in new onshore wind capacity. We are pleased to report that after a two-year hiatus, activity within the domestic onshore wind market is accelerating entering 2023, as reflected by increased order activity from our wind customers.

These dynamics, coupled with continued stability in our adjacent non-wind markets, put us on pace to achieve near record full-year revenue in 2023. We enter the year with a strong balance sheet, an expanded product line, the highest order and backlog levels in a decade, and historic policy support for wind energy that we are well positioned to leverage.

The 2023 Annual Meeting of Stockholders on May 23, 2023 will be an important one. An activist hedge fund, WM Argyle Fund, LLC (“WM Argyle”), which owns 1.0% of Broadwind’s outstanding common stock valued at approximately $700,000, is seeking to replace three of our directors – half of our independent board, including our Chairman – with a director slate of its own, effectively taking control of your company.

During the past year, WM Argyle has demanded Broadwind undertake a series of high-risk, short-sighted initiatives that exhibit both a lack of commercial sophistication and a fundamentally flawed understanding of the energy transition industry. It has also proposed candidates to the board that we believe are deeply unqualified.

As you cast your vote at the annual meeting this year, we ask you consider the following:

1) Broadwind has successfully navigated through a significant trough in the domestic onshore wind market, positioning the Company for long-term value creation

Wind energy producers have faced a challenging economic environment over the past two years, as pandemic-related supply chain disruptions, raw material price inflation, labor constraints, and softening demand for new renewable energy projects impacted profit margins. The expiration of a US wind energy tax credit in 2020 created further uncertainty, contributing to a decline in new domestic wind turbine installations.

As a trusted partner and supplier to wind turbine original equipment manufacturers (“OEMs”), we supported our customers continuously during a challenging period for the industry. At the same time, we took action to further diversify our revenue mix toward alternative, complementary end markets beyond wind energy such as power generation, oil & gas and infrastructure. In fact, over the last five years, Broadwind grew its annual non-wind revenue by 45% to $90 million through expanded relationships with new and existing partners.

Our strategic focus on revenue diversification has built Broadwind into a more resilient, durable business. We have positioned the business to achieve margin expansion, strengthened our balance sheet, and retained significant manufacturing capacity to support our customers. Our decision to preserve and invest in our manufacturing capabilities has positioned us to respond quickly as market conditions begin to improve across the domestic wind market.

2) Broadwind is a key beneficiary of the Inflation Reduction Act (“IRA”) of 2022, which positions us to deliver significant margin expansion and improved profitability

The IRA of 2022 provides transformative, long-term funding to the domestic wind industry through extended domestic tax credits and transmission infrastructure investments. Importantly, it also offers manufacturers greater visibility into future tax and pricing benefits, facilitating long-term planning and encouraging production of new domestic installations. Following a two-year decline in the pace of wind investment, domestic onshore wind tower installation activity began to accelerate in early 2023. Broadwind is a key beneficiary of this improved market outlook.

To be very clear, this opportunity is not hypothetical. In January 2023, Broadwind announced a transformative $175 million tower order with a major wind turbine OEM. This order more than doubled our backlog and secures at least 50% of our tower production capacity for 2023 and 2024. This order has an attractive margin profile, particularly given the benefit of the IRA-related tax credit.

This transformational order is a validation of our OEM-centric approach, one that led us to preserve capacity that could have been otherwise eliminated and retain skilled labor during the downturn so that we would be among the first to benefit from a rebound in demand entering a cyclical recovery.

We believe investors have recognized our success, together with the significant opportunities that lay ahead for Broadwind. In 2022, Broadwind outperformed the WilderHill Clean Energy Index by 41%. Broadwind’s stock also responded strongly to the recent tower order announcement, contributing to its outperformance versus the WilderHill Clean Energy Index by more than 230% in the three-year period immediately prior to the public activist campaign announcement by WM Argyle on January 18, 2023 and by 90% year-to-date 2023.

3) Broadwind is deploying capital effectively, laying a strong foundation for long-term value creation

Broadwind remains focused on a disciplined capital allocation strategy that supports profitable commercial growth within both existing and adjacent markets, with an emphasis on clean tech and energy transition opportunities.

Looking ahead, we intend to prioritize revenue growth within higher-margin, more profitable areas, while optimizing the economic benefits afforded by the IRA of 2022. Leveraging our high-performance team, we will further enhance the efficiency of our operations, while continuing to invest in people, systems and assets that position us to win in the markets we serve. We will also expand our product lines, creating intellectual property value in clean tech and other specialized markets organically and through accretive, bolt-on acquisitions.

Our new product initiatives have begun to yield positive results. In 2019, we began development of a proprietary technology aligned with our clean tech strategy, which led to the launch of our Medium Flow Pressure Reducing System (PRS) model in 2022, a copyright-protected mobile natural gas decanting system serving the virtual pipeline market in North America. This equipment will allow entry into the hydrogen fuel sector which is currently seeing enormous growth and investment. Our clean fuels product offerings have the potential to be 10% of revenue by 2025.

In 2023, our primary capital allocation priorities include debt reduction; organic investments in new intellectual property; opportunistic return of capital initiatives; and inorganic growth.

Our balance sheet is strong, with a near record level of cash and liquidity as of December 31, 2022 and a prudent net leverage ratio of 0.7x, well within our targeted range of at or below 2.0x. This positions us well to invest in projects that will build long-term value for shareholders.

4) Broadwind’s Board of Directors has the experience and independence required to represent shareholders

Broadwind has a diverse, experienced Board that values best-in-class corporate governance. As a Board, we adopted governance structures such as majority voting and annual elections to increase accountability and transparency to shareholders; an independent Chairman and highly independent Board to enhance oversight of management; and prudent executive compensation programs to align management incentives with the sustainable creation of long-term shareholder value.

Each of our directors has the skills and varied perspectives required to effectively oversee the company’s strategy and risk management. Our candidates offer extensive experience as senior operating and financial executives and public company directors, deep industry expertise in clean technologies and energy transition manufacturing, and broad backgrounds in sales and marketing, accounting, finance, M&A, new product development and risk management.

We are also committed to bringing new perspectives into the boardroom as our business needs evolve. Since the 2022 annual meeting, we have added two extremely talented, qualified directors, each of whom was chosen following a rigorous selection process: Sachin Shivaram, Chief Executive Officer of Wisconsin Aluminum Foundry, and Jeanette Press, who served as the Chief Financial Officer and Principal Accounting Officer for CMC Materials, Inc. (Nasdaq: CCMP).

5) WM Argyle’s activist campaign for Board control is highly disruptive and a serious risk to long-term shareholder value

The contrast between WM Argyle’s candidates and our directors could not be more evident. None of WM Argyle’s nominees have backgrounds in clean technologies or energy transition manufacturing; none have senior executive or public board experience; and none have senior-level financial expertise, or any such background required to be an effective director at Broadwind. Replacing any of our directors with members of WM Argyle’s proposed director slate would result in a significant loss of institutional knowledge and senior-level expertise, jeopardizing the Board’s ability to oversee the successful execution of our strategy.

This inexperience is further evident in the short-sighted, opportunistic proposals put forth by WM Argyle. Despite our significant concerns, over the past year, we have tried in earnest to achieve a viable, constructive resolution with WM Argyle and, in so doing, avoid a costly and distracting proxy contest. The Board thoroughly considered its proposals and candidates. At every point, WM Argyle insisted that the Board relinquish control of Broadwind without a shareholder vote. While the Board has and will always remain open to constructive discussions with Broadwind’s shareholders, it will never abdicate its responsibility to properly represent the interests of all shareholders.

In summary, the election of WM Argyle’s proposed slate would be highly detrimental to your best interests as a shareholder of Broadwind. The Board’s long-term strategic approach clearly positions Broadwind for success, and yielding to WM Argyle’s demands would derail Broadwind’s progress. We look forward to further presenting the facts around WM Argyle’s self-serving campaign over the coming weeks.

We are grateful for the trust you have placed with us as stewards of shareholder capital over the years and ask for your continued support at this annual meeting.

Sincerely,

The Broadwind Board of Directors

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations regarding its future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, its management. Forward looking statements include any statement that does not directly relate to a current or historical fact. The Company has tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

The Company’s forward-looking statements may include or relate to the Company’s beliefs, expectations, plans and/or assumptions with respect to the future of the Company’s operations and its ability to continue to execute on its strategies and grow its business organically. These statements are based on information currently available to the Company and are subject to various risks, uncertainties and other factors that could cause the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of the Company’s most recently filed Form 10-K and the Company’s other filings with the SEC. The Company is under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause the Company’s current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the SEC on April 7, 2023 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2023 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.bwen.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 9, 2023. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.bwen.com.

Photos accompanying this announcement are available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/fa86d1d6-926c-49b7-95b4-4d6323e481e8

https://www.globenewswire.com/NewsRoom/AttachmentNg/572579d5-a129-4a49-816d-25793239915f

CORPORATE CONTACT

Noel Ryan, IRC

investor@bwen.com

SHAREHOLDER CONTACT

Morrow Sodali LLC

(800) 662-5200

BWEN@investor.MorrowSodali.com